C. R. BARD. INC.              EXHIBIT 10q
                    1993 Executive Bonus Plan


This is the C. R. Bard, Inc. 1993 Executive Bonus Plan as authorized by the Board of Directors for the payment of incentive compensation to designated employees.

     1.   Objectives

          The Objectives of the Plan are to:

          - Help attract, retain and motivate the executives required to manage the Corporation;

          - Promote the achievement of rigorous but realistic financial goals and encourage intensive facts-based business planning;

          - Recognize the accomplishment of key non-financial objectives of particular importance to the stages-of-development of the Corporation and its Divisions.

     2.   Administration

          The Plan will be administered by the Compensation and Stock Option Committee of the Board of Directors. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards, and to make all other determinations necessary or advisable for the administration of the Plan.

     3.   Participation

          Participation in the Plan will be limited to full-time employees of the Corporation who are in key positions and who have the capacity to materially influence, through their job responsibilities, the achievement of financial objectives of the Corporation and/or one or more of its Divisions. Prospective participants will be identified by the Chief Executive Officer of the Corporation and proposed to the Committee, which will determine whom among those so proposed may be eligible to participate. Current participation includes Corporate Officers, Group Executives, Division Heads, Division Management Boards, and Corporate Staff MPL 13 and above. Personnel in the functional areas of Medical Affairs, Regulatory Affairs and Quality Assurance are specifically excluded.

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     4.   Performance Standards and Goals

          Each year the Chief Executive Officer will identify particular financial and nonfinancial standards to which specific goals will be ascribed and against which performance for each participant will be measured in determining bonus award levels. The standards may be changed from year-to-year to address business priorities and appropriate goals will be established annually.

          One or more standards will be identified for bonus award purposes, but the number will be sufficiently limited so that each participant recognizes these as particularly critical events to be accomplished during the year. The performance standards and goals are to be agreed upon at the beginning of each year by the Committee.

     5.   Target Bonus Rates

          Each participant will have a target bonus percentage rate as determined by the Chief Executive Officer based on position and other job responsibility factors. The target bonus rates coupled with base salaries are intended to match the Corporation's desired total cash compensation competitive levels.

          Proportions of each participant's target bonus percentage rate will be allocated among the established performance standards. This allocation will vary depending on participant's organization placement, i.e., Corporate,
          Group or Division.

     6.   Measuring Performance

          For the purpose of determining individual bonus awards each year, the goals established for the performance standards will have a specific target level of achievement together with a specified upside level of performance above the goal set at a realistic but extreme performance potential, and a specified downside level of performance below the goal set at the lowest tolerable performance for which a bonus award for that performance standard could reasonably be made. For financial goals, these upside and downside levels are to be expressed as a percentage deviation from the goal; performance levels will be interpolated between the upside and downside performance extremes and the target performance goal for the purpose of determining awards above and below target rates. For non-financial goals, the results expected will be established along with a notation of what constitutes exceptional to minimally acceptable performance.

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     7.   Determining Award Percentages
          Individual awards will be a function of each participant's target bonus rate, the allocation of the bonus rate among performance standards, the goals and performance range around each standard, and the actual performance during the year in terms of the goals.
          Each performance standard will be considered separately in determining an award. The accumulation of percentage award rates from each standard will be used as the primary reference in determining actual bonus rates. The final percentage rate will be established by the Chief Executive Officer and recommended to the Committee for approval. The Committee will retain the authority to make further adjustments in individual awards as deemed appropriate based on their evaluation of the performance of the Corporation and/or its Divisions in terms of business expectations for the year and the environment in which the Corporation conducted its business.
     8.   Participating Salary
          All computations used to arrive at amount of bonus to be earned will be based on salary rate paid as of the end of the Plan year.
     9.   Time and Form of Payment
          Awards when earned will be paid as soon as practicable following the closing of the financial accounts for the year and the evaluation of performance against non-financial goals. This will normally occur in February.
     10.  Change of Status
          a. An employee who is not a participant in the Plan who is promoted to a position that qualifies he/she for participation in the Plan may be recommended for participation on a pro-rata basis for that year. New hires will be treated in a similar manner.
               A participant who is promoted to a position with a higher bonus potential will derive a bonus based on the amount of time spent in each position, and levels of performance achieved.
          b.   Terminations
               A participant who terminates before the end of the calendar year for any reason other than death, disability or authorized retirement will not be eligible for a bonus.

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